Sound Financial Bancorp, Inc. Q2 2026 Results
Seattle, WA, July 28, 2026 — Sound Financial Bancorp, Inc. (the "Company") (Nasdaq: SFBC), the holding company for Sound Community Bank (the "Bank"), today reported net income of $2.5 million for the quarter ended June 30, 2026, or $0.98 diluted earnings per share, compared to net income of $1.6 million, or $0.61 diluted earnings per share, for the quarter ended March 31, 2026, and $2.1 million, or $0.79 diluted earnings per share, for the quarter ended June 30, 2025. Consistent with the Company's commitment to deploy capital thoughtfully, the Company also announced today that its Board of Directors declared a cash dividend on the Company's common stock of $0.21 per share, payable on August 21, 2026 to stockholders of record as of the close of business on August 7, 2026.

Comments from the Chief Executive Officer and President / Chief Financial Officer
“Our mid-year results reflect our continued focus on enhancing financial performance despite ongoing client concerns regarding economic uncertainty, inflation and interest rates. While commercial production slowed during the quarter, saleable residential production grew. As of June 30, 2026, our year-to-date originations of saleable residential loans nearly exceeded our total originations of those loans for all of 2025, representing significant improvement over both last year and 2024,” remarked Laurie Stewart, Chief Executive Officer.

"The second quarter represented a continued step forward in our profitability and balance sheet optimization initiatives. During the quarter, we meaningfully reduced low-rate loans held-for-portfolio, managed down higher-rate reciprocal deposits, repaid FHLB advances, and maintained a loans-to-deposits ratio at quarter-end of approximately 96%. These actions reflect our ongoing focus on profitability, liquidity, and prudent capital deployment,” said Wes Ochs, President and Chief Financial Officer. “We remain focused on generating profitable growth, improving operating efficiency, and deploying capital thoughtfully while maintaining strong liquidity and capital ratios.”

Q2 2026 Financial Performance
Total assets decreased $46.3 million or 4.2% to $1.07 billion at June 30, 2026, from $1.11 billion at March 31, 2026, and increased $7.5 million or 0.7% from $1.06 billion at June 30, 2025.
Net interest income increased $459 thousand or 5.1% to $9.5 million for the quarter ended June 30, 2026, from $9.0 million for the quarter ended March 31, 2026, and increased $251 thousand or 2.7% from $9.3 million for the quarter ended June 30, 2025.

Net interest margin ("NIM"), annualized, was 3.73% for the quarter ended June 30, 2026, compared to 3.51% for the quarter ended March 31, 2026 and 3.67% for the quarter ended June 30, 2025.
Loans held-for-portfolio decreased $29.5 million or 3.2% to $892.0 million at June 30, 2026, compared to $921.5 million at March 31, 2026, and decreased $12.3 million or 1.4% compared to $904.3 million at June 30, 2025.

A $223 thousand release of provision for credit losses was recorded for the quarter ended June 30, 2026, compared to a $123 thousand provision for the quarter ended March 31, 2026, and a $170 thousand provision for the quarter ended June 30, 2025. The allowance for credit losses on loans to total loans outstanding was 0.94% at June 30, 2026, March 31, 2026 and June 30, 2025.

Total deposits decreased $37.6 million or 3.9% to $930.9 million at June 30, 2026, compared to $968.5 million at March 31, 2026, and increased $31.4 million or 3.5% compared to $899.5 million at June 30, 2025. Noninterest-bearing deposits decreased $1.8 million or 1.3% to $129.3 million at June 30, 2026, compared to $131.1 million at March 31, 2026, and increased $5.1 million or 4.1% compared to $124.2 million at June 30, 2025.

Total noninterest income increased $604 thousand or 66.4% to $1.5 million for the quarter ended June 30, 2026, compared to the quarter ended March 31, 2026, and increased $394 thousand or 35.2% compared to the quarter ended June 30, 2025.

The loans-to-deposits ratio was 96.0% at June 30, 2026, compared to 95.4% at March 31, 2026 and 100.8% at June 30, 2025.

Total noninterest expense increased $254 thousand or 3.2% to $8.1 million for the quarter ended June 30, 2026, compared to the quarter ended March 31, 2026, and increased $463 thousand or 6.0% compared to the quarter ended June 30, 2025.

Total nonperforming loans increased $676 thousand or 9.2% to $8.1 million at June 30, 2026, from $7.4 million at March 31, 2026, and increased $4.7 million or 139.3% from $3.4 million at June 30, 2025. Nonperforming loans to total loans was 0.90% and the allowance for credit losses on loans to total nonperforming loans was 104.53% at June 30, 2026.

The Bank maintained capital levels in excess of regulatory requirements and was categorized as "well-capitalized" at June 30, 2026.

Operating Results
Net Interest Income after Provision for Credit Losses

	For the Quarter Ended			Q2 2026 vs. Q1 2026		Q2 2026 vs. Q2 2025
	June 30, 2026	March 31, 2026	June 30, 2025	Amount ($)	Percentage (%)	Amount ($)	Percentage (%)
	(Dollars in thousands, unaudited)
Interest income	$14,761	$14,465	$14,915	$296	2.0%	$(154)	(1.0)%
Interest expense	5,255	5,418	5,660	(163)	(3.0)%	(405)	(7.2)%
Net interest income	9,506	9,047	9,255	459	5.1%	251	2.7%
(Release of) Provision for credit losses	(223)	123	170	(346)	(281.3)%	(393)	(231.2)%
Net interest income after provision for credit losses	$9,729	$8,924	$9,085	$805	9.0%	$644	7.1%
Q2 2026 vs. Q1 2026
Interest income increased $296 thousand, or 2.0%, to $14.8 million for the quarter ended June 30, 2026, compared to $14.5 million for the quarter ended March 31, 2026. The increase was primarily due to a 16 basis point increase in the average yield on loans and an 18 basis point increase in the average yield on investments, partially offset by lower average balances of loans and interest-bearing cash.
Interest income on loans increased $470 thousand, or 3.5%, to $13.8 million for the quarter ended June 30, 2026, compared to $13.3 million for the quarter ended March 31, 2026. The average balance of total loans was $911.9 million for the quarter ended June 30, 2026, compared to $914.1 million for the quarter ended March 31, 2026. The decrease in the average balance of total loans was primarily due to declines in commercial and multifamily loans, one-to-four family loans and other consumer loans, partially offset by growth in construction and land loans. The average balances for home equity loans, floating home loans and commercial business loans remained relatively unchanged from the prior quarter. The average yield on total loans was 6.06% for the quarter ended June 30, 2026, up from 5.90% for the quarter ended March 31, 2026. This increase in yield was primarily due to new loan originations at higher rates during the current quarter and repayment of loans at lower yields, as well as the collection of a large prepayment penalty on a commercial loan, a non-recurring item of a magnitude that the company does not expect to repeat in future periods.
Interest income on investments was $102 thousand for the quarter ended June 30, 2026, compared to $97 thousand for the quarter ended March 31, 2026. The increase was primarily due to an 18 basis point increase in average yield, partially offset by a decrease in the average balance of investments. Interest income on interest-earning cash decreased to $882 thousand for the quarter ended June 30, 2026, compared to $1.1 million for quarter ended March 31, 2026, reflecting a lower average balance.
Interest expense decreased $163 thousand, or 3.0%, to $5.3 million for the quarter ended June 30, 2026, compared to the quarter ended March 31, 2026. The decrease was primarily the result of lower average balances of savings and money market accounts, certificates of deposit and FHLB advances, together with lower funding costs on deposits. These decreases were partially offset by a higher average balance of demand and NOW accounts. The average cost of deposits declined to 2.15% for the quarter ended June 30, 2026, from 2.19% for the quarter ended March 31, 2026, as higher cost deposits repriced at lower rates in response to declining market interest rates from September 2025 through June 2026. Interest expense on FHLB advances also declined from the prior quarter, primarily reflecting the early repayment of an advance during the current quarter.
Net interest margin, annualized, increased to 3.73% for the quarter ended June 30, 2026, from 3.51% for the quarter ended March 31, 2026, primarily due to an increase in yields earned on loans receivable and investments and lower funding costs, as well as the collection of a large prepayment penalty on a commercial loan mentioned above.
A release of provision for credit losses of $223 thousand was recorded for the quarter ended June 30, 2026, consisting of a release of provision for credit losses on loans of $185 thousand and a release of provision for credit losses on unfunded loan commitments of $38 thousand. This compared to a provision for credit losses of $123 thousand for the quarter ended March 31, 2026, consisting of a provision for credit losses on loans of $49 thousand and provision for credit losses on unfunded loan commitments of $74 thousand. The decrease in the provision for credit losses for the quarter ended June 30, 2026 compared to the quarter ended March 31, 2026 primarily reflects decreases in the balances of loans and unfunded commitments. Other qualitative adjustments were largely applied to the same segments at a similar risk adjustment compared to the quarter ended March 31, 2026. Expected credit loss estimates are based on a range of factors, including market conditions, borrower-specific information, projected delinquencies, and the anticipated effects of economic trends on borrowers' ability to repay.

Q2 2026 vs. Q2 2025
Interest income on loans increased $82 thousand, or 0.6%, to $13.8 million for the quarter ended June 30, 2026, compared to $13.7 million for the quarter ended June 30, 2025. The average balance of total loans was $911.9 million for the quarter ended June 30, 2026, up from $895.0 million for the quarter ended June 30, 2025. The average yield on total loans was 6.06% for the quarter ended June 30, 2026, down from 6.14% for the quarter ended June 30, 2025.
Interest income on investments was $102 thousand for the quarter ended June 30, 2026, compared to $123 thousand for the quarter ended June 30, 2025. The decrease was primarily due to a 30 basis point decline in average yield and a decrease in the average balance of investments. Interest income on interest-earning cash decreased $215 thousand to $882 thousand for the quarter ended June 30, 2026, compared to $1.1 million for the quarter ended June 30, 2025. The decrease was primarily a result of a lower average yield, reflecting lower market interest rates, and, to a lesser extent, a lower average balance of interest-earning cash.
Interest expense decreased $405 thousand, or 7.2%, to $5.3 million for the quarter ended June 30, 2026, compared to $5.7 million for the quarter ended June 30, 2025. The decrease was primarily the result of a $16.4 million decrease in the average balance of FHLB advances, a $7.9 million decrease in the average balance of interest-bearing demand and NOW accounts, and a $4.0 million decrease in the average balance of subordinated debt, as well as lower average rates paid on all categories of interest-bearing deposits and borrowings reflecting lower market interest rates, partially offset by a 398 basis point increase in the rate paid on subordinated debt, a $25.9 million increase in savings and money market account balances, and a $9.3 million increase in certificate account balances. During the current quarter, we repaid $10.0 million of FHLB borrowings that were scheduled to mature in January 2028 with an interest rate of 4.06%. During the fourth quarter of 2025, we paid down our subordinated debt by $4.0 million and repaid $15.0 million of FHLB borrowings that were scheduled to mature in January 2026. The average cost of deposits was 2.15% for the quarter ended June 30, 2026, down from 2.34% for the quarter ended June 30, 2025. The average cost of subordinated debt was 9.70% for the quarter ended June 30, 2026, up from 5.72% for the quarter ended June 30, 2025, due to the debt converting to a variable-rate instrument that reprices on a quarterly basis beginning in the fourth quarter of 2025 from the previous fixed-rate period. Subsequent to June 30, 2026, we paid down an additional $2.0 million in subordinated debt as part of our strategic objective to utilize our excess liquidity to pay down high costing debt. The average cost of FHLB advances was 4.21% for the quarter ended June 30, 2026, down from 4.28% for the quarter ended June 30, 2025, due to repayment of $15.0 million of advances during the fourth quarter of 2025 and repayment of $10.0 million of advances at the end of the current quarter.
Net interest margin, annualized, increased to 3.73% for the quarter ended June 30, 2026, from 3.67% for the quarter ended June 30, 2025, reflecting lower funding costs, partially offset by lower interest income.
A release of provision for credit losses of $223 thousand was recorded for the quarter ended June 30, 2026, consisting of a release of provision for credit losses on loans of $185 thousand and a release of provision for credit losses on unfunded loan commitments of $38 thousand. This compared to a provision for credit losses of $170 thousand for the quarter ended June 30, 2025, consisting of a provision for credit losses on loans of $164 thousand and a provision for credit losses on unfunded loan commitments of $6 thousand. The release of provision in the current quarter compared to the same quarter last year resulted primarily from a decrease in loan balances and from annual updates to the model assumptions, partially offset by additional qualitative adjustments applied to the commercial loan segment, reflecting increased uncertainty in market conditions surrounding geopolitical events, in addition to the uncertainty adjustment tied to the impact of tariffs and other external factors affecting our clients already applied to our consumer portfolio. Expected credit loss estimates consider various factors, including market conditions, borrower-specific information, projected delinquencies, and anticipated effects of economic trends on borrowers' ability to repay.

Noninterest Income

	For the Quarter Ended			Q2 2026 vs. Q1 2026		Q2 2026 vs. Q2 2025
	June 30, 2026	March 31, 2026	June 30, 2025	Amount ($)	Percentage (%)	Amount ($)	Percentage (%)
	(Dollars in thousands, unaudited)
Service charges and fee income	$684	$624	$664	$60	9.6%	$20	3.0%
Earnings on bank-owned life insurance (“BOLI”)	277	130	229	147	113.1%	48	21.0%
Mortgage servicing income	245	248	263	(3)	(1.2)%	(18)	(6.8)%
Fair value adjustment on mortgage servicing rights	119	(140)	(80)	259	(185.0)%	199	(248.8)%
Net gain on sale of loans	112	101	44	11	10.9%	68	154.5%
Other income	77	(53)	—	130	(245.3)%	77	—%
Total noninterest income	$1,514	$910	$1,120	$604	66.4%	$394	35.2%
Q2 2026 vs. Q1 2026
Noninterest income during the second quarter of 2026 increased $604 thousand, or 66.4%, compared to the quarter ended March 31, 2026. The increase was primarily due to the following changes in certain income categories:
•a $259 thousand increase in the fair value adjustment on mortgage servicing rights, primarily due to changes in market valuation assumptions, including slower estimated prepayment speeds resulting from higher market interest rates, partially offset by the impact of a smaller servicing portfolio;
•a $147 thousand increase in earnings on BOLI, primarily due to higher market valuation in the current quarter;
•a $130 thousand increase in other income due to the receipt of a dividend paid from our equity investment in the second quarter, as well as lower costs associated with closing our Tacoma branch; and
•a $60 thousand increase in service charges and fee income, primarily due to higher interchange income, partially related to seasonal increases in debit card transaction activity, and higher fees related to past due loans and loan payoff activity.

Loans sold during the quarter ended June 30, 2026, totaled $7.3 million, compared to $6.1 million during the quarter ended March 31, 2026. The increase was primarily due to seasonal fluctuations in loan origination volume and the timing of loan sales.

Q2 2026 vs. Q2 2025
Noninterest income increased $394 thousand, or 35.2% during the current quarter compared to the quarter ended June 30, 2025, primarily as a result of:
•a $199 thousand improvement in the fair value adjustment on mortgage servicing rights, primarily due to changes in valuation assumptions, including an increase in the cost of servicing assumption recorded in the prior year quarter and slower estimated prepayment speeds resulting from higher market interest rates during the current quarter, partially offset by the impact of a smaller servicing portfolio;
•a $77 thousand increase in other income due to same reason noted above in the sequential quarter; and
•a $68 thousand increase in net gain on sale of loans due to an increase in the volume of loans sold.

Noninterest Expense

	For the Quarter Ended			Q2 2026 vs. Q1 2026		Q2 2026 vs. Q2 2025
	June 30, 2026	March 31, 2026	June 30, 2025	Amount ($)	Percentage (%)	Amount ($)	Percentage (%)
	(Dollars in thousands, unaudited)
Salaries and benefits	$4,645	$4,458	$4,321	$187	4.2%	$324	7.5%
Operations	1,617	1,501	1,443	116	7.7%	174	12.1%
Regulatory assessments	129	198	222	(69)	(34.8)%	(93)	(41.9)%
Occupancy	388	427	416	(39)	(9.1)%	(28)	(6.7)%
Data processing	1,332	1,287	1,254	45	3.5%	78	6.2%
Net loss (gain) on OREO and repossessed assets	17	3	9	14	466.7%	8	88.9%
Total noninterest expense	$8,128	$7,874	$7,665	$254	3.2%	$463	6.0%
Q2 2026 vs. Q1 2026
The increase in noninterest expense during the current quarter compared to the quarter ended March 31, 2026 was primarily related to:
•a $187 thousand increase in salaries and benefits due to the impact of higher market valuations of investments supporting our deferred compensation arrangements for key executives (which was partially offset by increases in BOLI income recorded in noninterest income), partially offset by lower base salary expense and lower incentive compensation expense;
•a $116 thousand increase in operations expense, primarily due to higher costs associated with our debit card processing and higher charitable contributions in the current quarter;
•a $45 thousand increase in data processing expense, primarily due to higher processing costs related to annual increases in software vendor contracts and increased application programming interface ("API") and usage charges.
These increases were partially offset by:
•a $69 thousand decrease in regulatory assessments primarily due to the release of an accrual related to exam costs as the actual costs incurred were lower than previously estimated; and
•a $39 thousand decrease in occupancy due to the closure of our Tacoma branch and repair work performed in connection with the decommissioning of ITMs in the prior quarter.

Q2 2026 vs. Q2 2025
The increase in noninterest expense during the current quarter compared to the quarter ended June 30, 2025 was primarily related to:
•a $324 thousand increase in salaries and benefits due to annual wage increases, lower deferred loan origination costs due to smaller loan growth, higher market valuations on our deferred compensation for key executives (which was partially offset by the increase in income on BOLI recorded in noninterest income), and higher medical expense due to overall higher medical costs, partially offset by lower stock compensation expense and lower incentive compensation expense;
•a $174 thousand increase in operations expense, primarily due to higher costs associated with our debit card processing; and
•a $78 thousand increase in data processing expense, primarily due to higher processing costs related to annual increases in software vendor contracts, increased API and usage charges and partially due to the addition of new features, such as fraud detection software, with the goal of lowering operational losses.

These increases were partially offset by:

•a $93 thousand decrease in regulatory assessments, primarily due to reduced quarterly assessments resulting from a lower rate applied to a lower average asset balance and the release of an accrual related to exam costs as actual costs incurred were lower than previously estimated; and
•a $28 thousand decrease in occupancy expense, primarily due to lower building lease charges in 2026 following the closure of our Tacoma branch during the second quarter of 2026.

Balance Sheet Review, Capital Management and Credit Quality
Assets totaled $1.07 billion at June 30, 2026, down from $1.11 billion at March 31, 2026 and up from $1.06 billion at June 30, 2025. The decrease from March 31, 2026 was primarily a result of a lower balance of loans held-for-portfolio and lower balances of cash and cash equivalents. The increase from June 30, 2025 was primarily a result of higher balances of cash and cash equivalents and a new equity investment in the first quarter of 2026, partially offset by lower balance of loans held-for-portfolio.
Cash and cash equivalents decreased $17.9 million, or 13.0%, to $120.1 million at June 30, 2026, compared to $138.0 million at March 31, 2026, and increased $17.5 million, or 17.1%, from $102.5 million at June 30, 2025. The decrease from March 31, 2026 primarily relates to a decrease in deposit balances and early repayment of $10.0 million in FHLB borrowings that were scheduled to mature in January 2028, partially offset by a decrease in loans held-for-portfolio. The increase from June 30, 2025 was primarily due to higher deposit balances and a decrease in loans held-for-portfolio, partially offset by a new equity investment and the repayment of borrowings and subordinated debt during the fourth quarter of 2025 and the current quarter.
Investment securities increased $50 thousand, or 0.5%, to $9.5 million at June 30, 2026, compared to $9.4 million at March 31, 2026, and decreased $183 thousand, or 1.9%, from $9.6 million at June 30, 2025. Held-to-maturity securities totaled $1.9 million at both June 30, 2026 and March 31, 2026, compared to $2.1 million at June 30, 2025. Available-for-sale securities totaled $7.6 million at June 30, 2026, compared to $7.5 million at both March 31, 2026 and June 30, 2025. The changes in our available-for-sale and held-to-maturity portfolios from March 31, 2026 and June 30, 2025 primarily related to principal paydowns and maturities, partially offset by fair value adjustments on the available-for-sale portfolio.
Loans held-for-portfolio totaled $892.0 million at June 30, 2026, compared to $921.5 million at March 31, 2026 and $904.3 million at June 30, 2025. The decrease from March 31, 2026 was primarily due to a decline in commercial and multifamily loan balances, which consisted primarily of lower rate, long-term loans. The decrease from June 30, 2025 reflected declines in one-to-four family loans, driven by fewer new home loan originations and normal amortization, as well as decreases in commercial and multifamily loans, floating home loans, and other consumer loans. These decreases were partially offset by growth in construction and land loans and home equity loans.
Equity securities totaled $5.0 million at both June 30, 2026 and March 31, 2026, compared to zero at June 30, 2025. The increase primarily related to an investment made during the first quarter of 2026 in a higher yielding Community Reinvestment Act (“CRA”)-eligible workforce housing equity investment. The investment represented a deployment of a portion of our interest-earning cash and partially replaced the reduction in our CRA-eligible available-for-sale debt securities. While equity investments generally carry greater risk than debt securities, the investment represents a relatively small percentage of our total assets.
Nonperforming assets (“NPAs”), which are comprised of nonaccrual loans (including nonperforming modified loans), other real estate owned (“OREO”) and other repossessed assets, increased $624 thousand, or 8.3%, to $8.1 million at June 30, 2026, from $7.5 million at March 31, 2026, and increased $4.4 million, or 121.0%, from $3.7 million at June 30, 2025. The increase from March 31, 2026 was primarily due to the placement of $850 thousand of loans on nonaccrual status, partially offset by loan payoffs, loans returned to accrual status, loan charge-offs, and OREO sales. The increase from one year ago was primarily due to $6.4 million of new nonaccrual loans, partially offset by loan payoffs totaling $1.0 million, loans returned to accrual status, and charge-offs.
Nonperforming loans totaled $8.1 million at June 30, 2026, with commercial and multifamily loans representing $4.2 million, or 52.0% of total nonperforming loans, reflecting a concentration of nonperforming loans within in larger relationships. One-to-four family nonperforming loans totaled $2.5 million, or 30.5% of total nonperforming loans, and the remaining balance of nonperforming loans was primarily comprised of manufactured home, home equity, and other consumer loans. OREO and other repossessed assets totaled $47 thousand in June 30, 2026, representing 0.6% of total NPAs.
NPAs to total assets were 0.76%, 0.67% and 0.35% at June 30, 2026, March 31, 2026 and June 30, 2025, respectively. The allowance for credit losses on loans as a percentage of total loans outstanding was 0.94% at June 30, 2026, March 31, 2026 and June 30, 2025. Net loan charge-offs were $30 thousand for the second quarter of 2026, compared to $19 thousand for the first quarter of 2026 and $21 thousand for the second quarter of 2025.

The following table summarizes our NPAs at the dates indicated (dollars in thousands, unaudited):

	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
Nonperforming Loans:
One-to-four family	$2,458	$1,939	$1,597	$609	$1,423
Home equity loans	310	383	187	201	359
Commercial and multifamily	4,191	4,213	3,163	1,065	1,065
Construction and land	159	80	82	103	21
Manufactured homes	696	475	461	476	489
Floating homes	—	—	—	—	—
Commercial business	—	30	30	—	—
Other consumer	241	259	262	263	9
Total nonperforming loans	8,055	7,379	5,782	2,717	3,366
OREO and Other Repossessed Assets:
One-to-four family	—	—	259	259	259
Manufactured homes	47	99	85	85	41
Total OREO and repossessed assets	47	99	344	344	300
Total NPAs	$8,102	$7,478	$6,126	$3,061	$3,666

Percentage of Nonperforming Assets:
One-to-four family	30.3%	25.9%	26.1%	19.9%	38.8%
Home equity loans	3.8	5.1	3.1	6.6	9.8
Commercial and multifamily	51.7	56.3	51.6	34.8	29.1
Construction and land	2.0	1.1	1.3	3.4	0.6
Manufactured homes	8.6	6.4	7.5	15.6	13.3
Floating homes	—	—	—	—	—
Commercial business	—	0.4	0.5	—	—
Other consumer	3.0	3.5	4.3	8.5	0.2
Total nonperforming loans	99.4	98.7	94.4	88.8	91.8
Percentage of OREO and Other Repossessed Assets:
One-to-four family	—	—	4.2	8.4	7.1
Manufactured homes	0.6	1.3	1.4	2.8	1.1
Total OREO and repossessed assets	0.6	1.3	5.6	11.2	8.2
Total NPAs	100.0%	100.0%	100.0%	100.0%	100.0%

The following table summarizes the allowance for credit losses at the dates and for the periods indicated (dollars in thousands, unaudited):

	At or For the Quarter Ended:
	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
Allowance for Credit Losses on Loans
Balance at beginning of period	$8,635	$8,605	$8,564	$8,536	$8,393
(Release of) provision for credit losses during the period	(185)	49	68	65	164
Net charge-offs during the period	(30)	(19)	(27)	(37)	(21)
Balance at end of period	$8,420	$8,635	$8,605	$8,564	$8,536
Allowance for Credit Losses on Unfunded Loan Commitments
Balance at beginning of period	$222	$148	$112	$122	$116
(Release of) provision for credit losses during the period	(38)	74	36	(10)	6
Balance at end of period	184	222	148	112	122
Allowance for Credit Losses	$8,604	$8,857	$8,753	$8,676	$8,658
Allowance for credit losses on loans to total loans	0.94%	0.94%	0.95%	0.94%	0.94%
Allowance for credit losses to total loans	0.96%	0.96%	0.97%	0.95%	0.96%
Allowance for credit losses on loans to total nonperforming loans	104.53%	117.02%	148.82%	315.20%	253.59%
Allowance for credit losses to total nonperforming loans	106.82%	120.03%	151.38%	319.32%	257.22%

Total deposits decreased $37.6 million, or 3.9%, to $930.9 million at June 30, 2026, from $968.5 million at March 31, 2026, and increased $31.4 million, or 3.5%, from $899.5 million at June 30, 2025. The decrease in total deposits from March 31, 2026 was primarily due to the managed reduction of higher cost reciprocal deposits. The increase from June 30, 2025 was primarily due to growth from new depositors and existing depositors increasing their balances. Noninterest-bearing deposits decreased $1.8 million, or 1.3%, to $129.3 million at June 30, 2026, compared to $131.1 million at March 31, 2026 and increased $5.1 million, or 4.1%, compared to $124.2 million at June 30, 2025. Noninterest-bearing deposits represented 13.9%, 13.5% and 13.8% of total deposits at June 30, 2026, March 31, 2026 and June 30, 2025, respectively.
There were no FHLB advances at June 30, 2026, compared to $10.0 million at March 31, 2026 and $25.0 million at June 30, 2025. The decreases from March 31, 2026 and June 30, 2025 were due to the early repayment of a $10.0 million FHLB advance during the current quarter, which was originally scheduled to mature in January 2028, and the early repayment of a $15.0 million FHLB advance during the fourth quarter of 2025, which was originally scheduled to mature in January 2026. FHLB advances are primarily used to support organic loan growth and maintain liquidity ratios in line with our asset/liability objectives. Subordinated notes, net, totaled $7.8 million at both June 30, 2026 and March 31, 2026, compared to $11.8 million at June 30, 2025. The decrease in subordinated notes reflects a $4.0 million paydown completed on the first scheduled repricing date of October 1, 2025, as part of a our ongoing efforts to reduce higher cost debt. Subsequent to June 30, 2026, we repaid an additional $2.0 million of subordinated debt.
Stockholders’ equity totaled $112.6 million at June 30, 2026, an increase of $2.2 million, or 2.0%, from $110.4 million at March 31, 2026, and an increase of $6.6 million, or 6.2%, from $106.0 million at June 30, 2025. The increase from March 31, 2026 was primarily the result of $2.5 million of net income earned during the current quarter, a $127 thousand decrease in accumulated other comprehensive loss, net of tax, and $49 thousand in share-based compensation, partially offset by the payment of $540 thousand in cash dividends to the Company's stockholders.

Sound Financial Bancorp, Inc., a bank holding company, is the parent company of Sound Community Bank, which is headquartered in Seattle, Washington and has full-service branches in Seattle, Mountlake Terrace, Sequim, Port Angeles, Port Ludlow and University Place. Sound Community Bank is a Fannie Mae Approved Lender and Seller/Servicer with one loan production office located in the Madison Park neighborhood of Seattle. For more information, please visit www.soundcb.com.

Forward-Looking Statements Disclaimer

When used in this press release and in documents filed or furnished by Sound Financial Bancorp, Inc. (the "Company") with the Securities and Exchange Commission (the "SEC"), as well as in the Company's other press releases, other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of the Company's future financial performance based on its growth strategies and anticipated trends in its business. These statements are only predictions based on the Company's current expectations and projections about future events and may turn out to be wrong because of inaccurate assumptions, the factors listed below or other factors that the Company cannot foresee that could cause the Company's actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made.

Factors that could cause the Company's actual results to differ materially from those expressed or implied by these forward-looking statements and from historical performance include, but are not limited to: adverse impacts to economic conditions in the Company’s local market areas, other markets where the Company has lending relationships, or other aspects of the Company's business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of persistent inflation, recessionary pressures or slowing economic growth; changes in interest rate levels and volatility, and the timing and pace of such changes, including actions by the Board of Governors of the Federal Reserve System, which could adversely affect the Company's revenues and expenses, the values of the Company's assets and obligations and the availability and cost of capital and liquidity; the impact of inflation and related monetary and fiscal policy responses, including their effects on consumer and business behavior; the effects of a federal government shutdown, debt ceiling standoff, or other fiscal uncertainty; the impact of bank failures or adverse developments at other banks and related negative publicity about the banking industry on investor and depositor sentiment; changes in consumer spending, borrowing and savings habits; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; secondary market conditions for loans; the Company's ability to implement key growth initiatives and strategic priorities; environmental, social and governance matters; results of examinations of the Company or the Bank by their regulators; increased competition; changes in management's business strategies; the ability to adapt to rapid technological changes, including advancements related to artificial intelligence, digital banking platforms, and cybersecurity; legislation or regulatory changes, including but not limited to changes in capital requirements, banking regulations, tax laws, or consumer protection laws; vulnerabilities in information systems or third-party service providers, including disruptions, breaches, or attacks; geopolitical developments and international conflicts, as well as the imposition of new or increased tariffs and trade restrictions, any of which may disrupt financial markets, global supply chains, commodity prices, or economic activity in specific industry sectors; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, domestic political unrest and other external events on our business; and other factors described in the Company's latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and other documents filed with or furnished to the SEC, which are available at www.soundcb.com and on the SEC's website at www.sec.gov.

The Company does not undertake—and specifically disclaims any obligation—to revise any forward-looking statement to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statement.

CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, unaudited)

	For the Quarter Ended
	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
Interest income	$14,761	$14,465	$14,284	$14,652	$14,915
Interest expense	5,255	5,418	5,622	5,712	5,660
Net interest income	9,506	9,047	8,662	8,940	9,255
(Release of) provision for credit losses	(223)	123	104	55	170
Net interest income after (release of) provision for credit losses	9,729	8,924	8,558	8,885	9,085
Noninterest income:
Service charges and fee income	684	624	649	672	664
Earnings on bank-owned life insurance	277	130	189	225	229
Mortgage servicing income	245	248	253	262	263
Fair value adjustment on mortgage servicing rights	119	(140)	(160)	(372)	(80)
Net gain on sale of loans	112	101	73	94	44
Other income (loss)	77	(53)	(137)	—	—
Total noninterest income	1,514	910	867	881	1,120
Noninterest expense:
Salaries and benefits	4,645	4,458	3,533	4,259	4,321
Operations	1,617	1,501	1,683	1,483	1,443
Regulatory assessments	129	198	(53)	221	222
Occupancy	388	427	460	431	416
Data processing	1,332	1,287	1,200	1,274	1,254
Net loss on OREO and repossessed assets	17	3	17	8	9
Total noninterest expense	8,128	7,874	6,840	7,676	7,665
Income before provision for income taxes	3,115	1,960	2,585	2,090	2,540
Provision for income taxes	597	384	339	395	488
Net income	$2,518	$1,576	$2,246	$1,695	$2,052

CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, unaudited)

	For the Six Months Ended June 30,
	2026	2025
Interest income	$29,225	$28,622
Interest expense	10,673	11,295
Net interest income	18,552	17,327
Release of provision for credit losses	(100)	(33)
Net interest income after release of provision for credit losses	18,652	17,360
Noninterest income:
Service charges and fee income	1,307	1,348
Earnings on bank-owned life insurance	407	423
Mortgage servicing income	493	531
Fair value adjustment on mortgage servicing rights	(21)	(179)
Net gain on sale of loans	212	93
Other income	24	—
Total noninterest income	2,422	2,216
Noninterest expense:
Salaries and benefits	9,103	8,916
Operations	3,118	2,808
Regulatory assessments	327	442
Occupancy	815	853
Data processing	2,619	2,547
Net loss (gain) on OREO and repossessed assets	20	12
Total noninterest expense	16,002	15,578
Income before provision for income taxes	5,072	3,998
Provision for income taxes	981	779
Net income	$4,091	$3,219

CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, unaudited)

	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
ASSETS
Cash and cash equivalents	$120,072	$137,984	$138,453	$101,156	$102,542
Available-for-sale securities, at fair value	7,575	7,517	7,699	7,637	7,521
Held-to-maturity securities, at amortized cost	1,876	1,884	1,892	1,899	2,113
Equity securities	5,000	5,000	—	—	—
Loans held-for-sale	1,591	281	542	271	2,025
Loans held-for-portfolio	891,969	921,518	905,533	909,715	904,286
Allowance for credit losses - loans	(8,420)	(8,635)	(8,605)	(8,564)	(8,536)
Total loans held-for-portfolio, net	883,549	912,883	896,928	901,151	895,750
Accrued interest receivable	3,747	3,888	3,771	3,896	3,658
Bank-owned life insurance, net	24,055	23,747	23,327	23,138	22,913
Other real estate owned ("OREO") and other repossessed assets, net	47	99	344	344	300
Mortgage servicing rights, at fair value	4,277	4,096	4,183	4,305	4,638
Federal Home Loan Bank ("FHLB") stock, at cost	670	1,120	1,060	1,735	1,734
Premises and equipment, net	4,127	4,168	4,239	4,421	4,498
Right-of-use assets	2,889	3,133	3,423	3,679	3,933
Other assets	6,249	6,251	6,312	6,531	6,617
TOTAL ASSETS	$1,065,724	$1,112,051	$1,092,173	$1,060,163	$1,058,242
LIABILITIES
Interest-bearing deposits	$801,541	$837,409	$816,309	$767,554	$775,262
Noninterest-bearing deposits	129,340	131,092	132,566	131,389	124,197
Total deposits	930,881	968,501	948,875	898,943	899,459
Borrowings	—	10,000	10,000	25,000	25,000
Accrued interest payable	634	496	674	774	634
Lease liabilities	3,103	3,364	3,671	3,943	4,213
Other liabilities	9,597	8,839	10,366	10,146	10,238
Advance payments from borrowers for taxes and insurance	1,119	2,625	1,387	2,116	914
Subordinated notes, net	7,822	7,812	7,801	11,791	11,780
TOTAL LIABILITIES	953,156	1,001,637	982,774	952,713	952,238
STOCKHOLDERS' EQUITY:
Common stock	25	25	25	25	25
Additional paid-in capital	28,846	28,797	28,737	28,665	28,590
Retained earnings	84,496	82,518	81,483	79,724	78,517
Accumulated other comprehensive loss, net of tax	(799)	(926)	(846)	(964)	(1,128)
TOTAL STOCKHOLDERS' EQUITY	112,568	110,414	109,399	107,450	106,004
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,065,724	$1,112,051	$1,092,173	$1,060,163	$1,058,242

KEY FINANCIAL RATIOS
(unaudited)

	For the Quarter Ended
	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
Annualized return on average assets	0.94%	0.58%	0.84%	0.63%	0.78%
Annualized return on average equity	9.03%	5.78%	8.19%	6.26%	7.78%
Annualized net interest margin(1)	3.73%	3.51%	3.36%	3.48%	3.67%
Annualized efficiency ratio(2)	73.76%	79.08%	71.78%	78.16%	73.88%
(1)Net interest income divided by average interest earning assets.
(2)Noninterest expense divided by total revenue (net interest income and noninterest income).

PER COMMON SHARE DATA
(unaudited)

	At or For the Quarter Ended
	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
Basic earnings per share	$0.98	$0.61	$0.87	$0.66	$0.80
Diluted earnings per share	$0.98	$0.61	$0.87	$0.66	$0.79
Weighted-average basic shares outstanding	2,564,165	2,562,467	2,557,608	2,556,562	2,556,562
Weighted-average diluted shares outstanding	2,574,631	2,574,212	2,574,586	2,575,575	2,577,990
Common shares outstanding at period-end	2,568,043	2,568,043	2,567,953	2,566,069	2,566,069
Book value per share	$43.83	$43.00	$42.60	$41.87	$41.31

AVERAGE BALANCE, AVERAGE YIELD EARNED, AND AVERAGE RATE PAID
(Dollars in thousands, unaudited)

The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Income and yields on tax-exempt obligations have not been computed on a tax equivalent basis. All average balances are daily average balances. Nonaccrual loans have been included in the table as loans carrying a zero yield for the period they have been on nonaccrual (dollars in thousands).

	Three Months Ended
	June 30, 2026			March 31, 2026			June 30, 2025
	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate
Interest-Earning Assets:
Loans receivable	$911,869	$13,777	6.06%	$914,113	$13,307	5.90%	$895,039	$13,695	6.14%
Interest-earning cash	98,902	882	3.58%	120,683	1,061	3.57%	102,572	1,097	4.29%
Investments	11,566	102	3.54%	11,701	97	3.36%	12,842	123	3.84%
Total interest-earning assets	$1,022,337	14,761	5.79%	1,046,497	$14,465	5.61%	$1,010,453	14,915	5.92%
Interest-Bearing Liabilities:
Savings and money market accounts	$370,406	2,177	2.36%	$388,633	2,306	2.41%	$344,553	2,258	2.63%
Demand and NOW accounts	130,208	95	0.29%	125,932	82	0.26%	138,150	107	0.31%
Certificate accounts	299,654	2,704	3.62%	301,341	2,736	3.68%	290,388	2,860	3.95%
Subordinated notes	7,819	189	9.70%	7,808	186	9.66%	11,777	168	5.72%
Borrowings	8,571	90	4.21%	10,556	108	4.15%	25,007	267	4.28%
Total interest-bearing liabilities	$816,658	5,255	2.58%	$834,270	5,418	2.63%	$809,875	5,660	2.80%
Net interest income/spread		$9,506	3.21%		$9,047	2.97%		$9,255	3.12%
Net interest margin			3.73%			3.51%			3.67%

Ratio of interest-earning assets to interest-bearing liabilities	125%			125%			125%
Noninterest-bearing deposits	$128,204			$133,691			$121,906
Total deposits	928,472	$4,976	2.15%	949,597	$5,124	2.19%	894,997	$5,225	2.34%
Total funding (1)	944,862	5,255	2.23%	967,961	5,418	2.27%	931,781	5,660	2.44%
(1)Total funding is the sum of average interest-bearing liabilities and average noninterest-bearing deposits. The cost of total funding is calculated as total interest expense divided by average total funding.

	Six Months Ended
	June 30, 2026			June 30, 2025
	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate
Interest-Earning Assets:
Loans receivable	$912,985	$27,083	5.98%	$895,926	$26,283	5.92%
Interest-earning cash	109,732	1,943	3.57%	99,304	2,107	4.28%
Investments	11,634	199	3.45%	12,883	232	3.63%
Total interest-earning assets	$1,034,351	29,225	5.70%	$1,008,113	28,622	5.73%
Interest-Bearing Liabilities:
Savings and money market accounts	$379,469	4,484	2.38%	$338,514	4,317	2.57%
Demand and NOW accounts	128,082	176	0.28%	139,520	214	0.31%
Certificate accounts	300,493	5,440	3.65%	291,673	5,899	4.08%
Subordinated notes	7,813	375	9.68%	11,772	336	5.76%
Borrowings	9,558	198	4.18%	25,003	529	4.27%
Total interest-bearing liabilities	$825,415	10,673	2.61%	$806,482	11,295	2.82%
Net interest income/spread		$18,552	3.09%		$17,327	2.90%
Net interest margin			3.62%			3.47%

Ratio of interest-earning assets to interest-bearing liabilities	125%			125%
Noninterest-bearing deposits	$130,933			$124,048
Total deposits	938,977	$10,100	2.17%	893,755	$10,430	2.35%
Total funding (1)	956,348	10,673	2.25%	930,530	11,295	2.45%
(1)Total funding is the sum of average interest-bearing liabilities and average noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

LOANS
(Dollars in thousands, unaudited)

	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
Real estate loans:
One-to-four family	$244,168	$251,146	$253,841	$257,797	$262,672
Home equity	32,107	31,903	31,468	29,903	28,582
Commercial and multifamily	381,809	409,810	409,729	408,802	398,429
Construction and land	76,158	71,878	50,261	52,797	49,926
Total real estate loans	734,242	764,737	745,299	749,299	739,609
Consumer loans:
Manufactured homes	42,668	42,968	43,080	42,735	43,112
Floating homes	87,566	84,927	87,315	88,674	91,448
Other consumer	13,832	15,978	16,571	17,031	17,259
Total consumer loans	144,066	143,873	146,966	148,440	151,819
Commercial business loans	15,748	15,164	15,378	14,214	14,779
Total loans	894,056	923,774	907,643	911,953	906,207
Less:
Premiums	583	610	627	644	662
Deferred fees, net	(2,670)	(2,866)	(2,737)	(2,882)	(2,583)
Allowance for credit losses - loans	(8,420)	(8,635)	(8,605)	(8,564)	(8,536)
Total loans held-for-portfolio, net	$883,549	$912,883	$896,928	$901,151	$895,750

DEPOSITS
(Dollars in thousands, unaudited)

	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
Noninterest-bearing demand	$129,340	$131,092	$132,566	$131,388	$124,197
Interest-bearing demand	130,210	130,642	125,634	129,570	137,222
Savings	59,081	58,881	59,478	60,106	61,813
Money market	314,205	345,913	331,604	286,827	282,346
Certificates	298,045	301,973	299,593	291,052	293,881
Total deposits	$930,881	$968,501	$948,875	$898,943	$899,459

CREDIT QUALITY DATA
(Dollars in thousands, unaudited)

	At or For the Quarter Ended
	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
Total nonperforming loans	$8,055	$7,379	$5,782	$2,717	$3,366
OREO and other repossessed assets	47	99	344	344	300
Total nonperforming assets	$8,102	$7,478	$6,126	$3,061	$3,666
Net charge-offs during the quarter	$(30)	$(19)	$(27)	$(37)	$(21)
Provision for (release of) credit losses during the quarter	(223)	123	104	55	170
Allowance for credit losses - loans	8,420	8,635	8,605	8,564	8,536
Allowance for credit losses - loans to total loans	0.94%	0.94%	0.95%	0.94%	0.94%
Allowance for credit losses - loans to total nonperforming loans	104.53%	117.02%	148.82%	315.20%	253.59%
Nonperforming loans to total loans	0.90%	0.80%	0.64%	0.30%	0.37%
Nonperforming assets to total assets	0.76%	0.67%	0.56%	0.29%	0.35%

OTHER STATISTICS
(Dollars in thousands, unaudited)

	At or For the Quarter Ended
	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025

Total loans to total deposits	96.04%	95.38%	95.65%	101.45%	100.75%
Noninterest-bearing deposits to total deposits	13.89%	13.54%	13.97%	14.62%	13.81%

Average total assets for the quarter	$1,071,897	$1,094,501	$1,066,451	$1,063,972	$1,055,881
Average total equity for the quarter	$111,863	$110,575	$108,837	$107,375	$105,803

Contact

Financial:
Wes Ochs
President/CFO
(206) 436-8587

Media:
Laurie Stewart
CEO
(206) 436-1495